AMENDMENT NO. 4

TO

PARTICIPATION AGREEMENT

AMENDMENT AGREEMENT NO.4 dated as of October 11, 2006 (the “Fourth Amendment”) by and among Metropolitan Life Insurance Company (f/k/a Paragon Life Insurance Company), Putnam Retail Management Limited Partnership (“PRM”) and Putnam Variable Trust (“Trust”).

WHEREAS, PRM (f/k/a Putnam Mutual Funds Corp.), Trust (f/k/a Putnam Capital Manger Trust) and Paragon Life Insurance Company entered into that certain Participation Agreement dated October 30, 1995, as amended on April 14, 2006, November 3, 1997 and November 12, 1999 (the “Agreement”); and

WHEREAS, in connection with the merger of Paragon Life Insurance Company with and into Metropolitan Life Insurance Company (“MetLife”), the parties now desire to amend the Agreement to reflect MetLife as the party to the Agreement and as the entity who will be performing all duties, liabilities and responsibilities under the Agreement.

NOW THEREFORE, in consideration of the foregoing and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged:

1.	Party. All references to Paragon Life Insurance Company or “Company” shall now mean MetLife.

2.	Notices. Section 11 of the Agreement entitled “Notices” shall be amended as follows:

“If to the Company:

Metropolitan Life Insurance Company

190 Carondelet Plaza

St. Louis, MO 63105

Attn: Elizabeth Rich

3.	Effective Date. This Fourth Amendment shall be deemed effective as of May 1, 2006.

4.	Unmodified Terms. In all other respects, the terms of the Agreement remains in full force and effect.

5.

Counterparts. This Fourth Amendment may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

IN WITNESS WHEREOF, each of the parties hereto have caused this Fourth Amendment to the Participation Agreement to be executed in their names and on their behalf by and through their duly authorized officers signing below.

METROPOLITAN LIFE INSURANCE COMPANY

By:	/s/ Graham Cox

Title:	Vice President

PUTNAM RETAIL MANAGEMENT LIMITED PARTNERSHIP

By:	/s/ Mark Coneeny

Title:	Managing Director

PUTNAM VARIABLE TRUST

By:	/s/ Jonathan S. Horwitz

Title:	Treasure of the Funds